July 1, 2008

Purple Beverage Company, Inc.
450 East Las Olas Boulevard, Suite 830
Ft. Lauderdale, Florida 33301

Re: Registration Statement on Form S-1

Gentlemen:

We have acted as special counsel to Purple Beverage Company, Inc. (the “Company”), in connection with a Registration Statement on Form S-1 (File No. 333-150619) (the “Registration Statement”), filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to the proposed resale of (i) up to 8,812,771 shares (the “Shares”) of the Company’s common stock, par value $.001 per shar (“Common Stock”), previously issued to the selling stockholders (the “Selling Stockholders”), and (ii) up to 3,681,650 shares of Common Stock (the “Warrant Shares”) issuable to some of the Selling Stockholders upon the exercise of warrants (the “Warrants”) previously granted to them.

We are acting as counsel for the Company in connection with the issue and sale by the Selling Stockholders of the Shares pursuant to the Registration Statement. We have examined signed copies of the Registration Statement as filed with the Commission. We have also examined and relied upon minutes of meetings of the Board of Directors of the Company, or written consents thereof, as provided to us by the Company, stock record books of the Company as provided to us by the Company, the Articles of Incorporation and By-Laws of the Company, each as amended to date, and such other documents as we have deemed necessary for purposes of rendering the opinions hereinafter set forth.

In our examination of the foregoing documents, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as copies, the authenticity of the originals of such documents, and the legal competence of all signatories to such documents.

We assume that the appropriate action will be taken, if and as required, prior to the offer and sale of the Shares and the Warrant Shares, to register and qualify the Shares and the Warrant Shares for sale under all applicable state securities or “blue sky” laws. We express no opinion herein as to the laws of any state or jurisdiction other than the state laws of Nevada and the federal laws of the United States of America.

Based upon the foregoing and in reliance thereon, and subject to the assumptions, comments, qualifications, limitations and exceptions set forth herein, we are of the opinion that (i) the Shares have been duly authorized and are validly issued, fully paid and non-assessable, and (ii) the Warrant Shares have been duly authorized and, when issued, delivered and paid for in accordance with the terms of the Warrants, will be validly issued, fully paid and nonassessable.

It is understood that this opinion is to be used only in connection with the offer and sale of the Shares and the Warrant Shares while the Registration Statement is in effect.

Please note that we are opining only as to the matters expressly set forth herein, and no opinion should be inferred as to any other matters. This opinion is based upon currently existing statutes, rules, regulations, and judicial decisions, and we disclaim any obligation to advise you of any change in any of these sources of law or subsequent legal or factual developments that might affect any matters or opinions set forth herein.

We hereby consent to the filing of this opinion with the Commission as Exhibit 5.1 to the Registration Statement and to the use of our name therein and in the related Prospectus under the caption “Legal Matters.” In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

We bring to your attention the fact that our legal opinions are an expression of professional judgment and are not a guarantee of result.

Very truly yours,

/s/ Bryan Cave LLP